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                                                                 EXHIBIT 14

                                     [LETTERHEAD]

                                   January 20, 1998

Maverick Entrepreneurs Fund, Ltd.
8080 North Central Expressway, Suite 1300
Dallas, Texas  75206

Dear Sir or Madam:

     Reference is made to those certain European Call Option Transactions and those certain American Put Option Transactions each expiring on or about February 23, 1998 (collectively, the "Transactions"), between Lehman Brothers Finance S.A. ("LBF") and Maverick Entrepreneurs Fund, Ltd. (the "Counterparty"), relating to shares of the common stock of Sterling Commerce Inc. ("SCI Common Stock") and shares of common stock of Sterling Software Inc. ("SSI Common Stock").

     Reference is also made to (a) that certain Loan Agreement dated as of February 23, 1995 (the "Loan Agreement"), between LBF, as lender, and the Counterparty, as borrower, (b) that certain Amendment Agreement (Amendment No.
1) dated as of August 30, 1995, between LBF and the Counterparty and (c) that certain Promissory Note made by Counterparty to LBF in the principal amount of USD12,147,300 (the "Note").

     The parties hereto hereby acknowledge that, as of the date hereof, (i) the aggregate amount outstanding, including the unpaid principal, interest thereon and all fees and charges, on the Note and under the Loan Agreement, is USD12,147,300 (the "Loan Obligations") and (ii) there are 477,780 Calls/Puts on shares of SCI Common Stock and 300,000 Calls/Puts on shares of SSI Common Stock remaining under the Transactions. The Counterparty acknowledges that, as of the date hereof, an aggregate of 477,780 shares of SCI Common Stock and 300,000 shares of SSI Common Stock (collectively, the "Shares") have been delivered and pledged by the Counterparty to LBF as collateral under the Transactions for the Loan Obligations and the obligations of the Counterparty under the Transactions, all pursuant to and in accordance with the Pledge Agreement dated as of February 23, 1995 (the "Pledge Agreement"), entered into between LBF and the Counterparty in connection with that certain 1992 ISDA Master Agreement dated as of February 23, 1995 (the "Master Agreement"), LBF and the Counterparty.

     Counterparty's execution and delivery of this letter agreement shall constitute an irrevocable order by the Counterparty for Lehman Brothers Inc., an affiliate of LBF ("LBI"), to sell (the "Sell Order") all of the Shares in "brokers transactions" as defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"). The Sell Order shall last for up to 5 Exchange Business Days (as such term is defined under the Transactions) commencing on January 20, 1998 (the "Selling Period"). The Counterparty acknowledges and understands that, pursuant to the Sell Order, LBI may sell any number of Shares (in any combination of shares of SSI Common Stock and SCI Common Stock) on any day during the Selling Period, with no restriction as to the minimum or maximum number of Shares sold on any such day. The Counterparty shall pay to LBI, as consideration


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for the sale of the Shares, out of the proceeds of such sale, USD0.10 for each
Share sold (the "Commission"). Additionally, the Counterparty shall pay to LBF, in connection with and as a result of the early termination of this Transaction, out of the proceeds of the sale, the additional amount of USD0.15 for each Share sold (the "Early Termination Payment"). The Counterparty acknowledges that LBI or its affiliates may purchase Shares from the Counterparty or otherwise during the Selling Period. The Counterparty further acknowledges and agrees that the proceeds of the sale of the Shares, less the Commission and the Early Termination Payment (the "Net Sale Proceeds") which the Counterparty agrees shall be paid out of such proceeds, shall constitute, and shall be substituted for the Shares as, collateral posted and pledged by the Counterparty to LBF under the Transactions and the Pledge Agreement. The Counterparty hereby reaffirms all agreements set forth in the Pledge Agreement with respect to the Sale Proceeds.

     The Counterparty represents and warrants to LBF and to LBI, with respect to the Sell Order and the sale of the Shares, that the representations set forth in the 144 Letter (as hereinafter defined) are true, accurate and complete. The Counterparty hereby reaffirms the representations and warranties made by the Counterparty to LBF in the Master Agreement, the Pledge Agreement, the Loan Agreement and the Transactions, including those representations made with respect to the Counterparty's authority to enter into such agreements and with respect to the enforceability of such agreements against the Counterparty, with full force and effect and as if such representations and warranties were made on the date hereof.

     This letter agreement shall confirm our agreement fully to terminate the Transactions, effective as of the last day of the Selling Period, upon the following terms and conditions:

     1. The representations and warranties set forth in the previous paragraph shall be true and accurate as of the date hereof.

     2. Contemporaneously with the execution and delivery of this agreement by the Counterparty, the Counterparty shall have (a) transmitted three copies of a duly executed Notice of Proposed Sale of Securities Pursuant to Rule 144 on Securities and Exchange Commission ("SEC") Form 144 for filing with the SEC at its principal office in Washington, D.C. and (b) executed and delivered to LBI (to its satisfaction) a Seller's Representation Letter in the form attached hereto as EXHIBIT A (the "144 Letter"). The Counterparty shall cooperate with LBI to ensure that sales of Shares pursuant to the Sell Order shall be in compliance with Rule 144.

     3. LBF and the Counterparty agree that the "Final Price" (as such term is defined in the Transactions) with respect to each Transaction shall be equal to (a) with respect to the Transactions relating to shares of SCI Common Stock, the average execution price for all shares of SCI Common Stock, and (b) with respect to the Transactions relating to shares of SSI Common Stock, the average execution price for all shares of SSI Common Stock, all sold during the Selling Period pursuant to the Sell Order.

     4.   The Counterparty agrees that the Net Sale Proceeds shall be applied
          (a) to pay the aggregate "Cash Settlement Amount" (as such term is defined in the Transactions) of all Transactions payable by the Counterparty to LBF pursuant to the Transactions (the "Aggregate Option Payment") and (b) to repay the Loan Obligations owing and payable by Counterparty to LBF. If, after application of the foregoing amounts to the Aggregate Option Payment and to the Loan Obligations, either of the Aggregate Option Payment or


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     the Loan Obligations shall not have been paid in full (the remaining unpaid amount, the "Balance"), then the Counterparty shall pay the Balance to LBF, in USD in immediately available funds no later than the last day of the Selling Period, to LBF's account at Citibank, N.A., New York, SWIFT Code:
     CITIUS33, FED ABA Number: 021000089. Account Name: Lehman Brothers Holdings Inc., In Favor of: Lehman Brothers Finance S.A., Account Number:
     40729568.

5. The Counterparty agrees not to engage, and to cause its affiliates not to engage, in any sale of shares of SCI Common Stock or of shares of SSI Common Stock during the period commencing on and including the date hereof and including the third Exchange Business Day after the last Exchange Business Day of the Selling Period.

6. The Counterparty agrees, in connection herewith and in connection with the Sell Order and the sale of Shares, to make such other filings, with the SEC and otherwise, and to take all further actions that may be necessary to comply with relevant federal and state securities laws and regulations.

Upon the satisfaction or completion, as the case may be, of the foregoing terms and conditions, all rights and obligations of LBF and the Counterparty in respect of the Transactions shall terminate.

     This agreement itself shall be the binding agreement between LBF and Counterparty relating to this termination. This agreement shall be governed by and construed under the laws of the State of New York, without regard for the principles of conflict of laws thereof.

     Please evidence your agreement to the terms of this Termination Agreement by executing this letter and returning it to us at facsimile number 011-411-287-8825, Attention: Documentation.



LEHMAN BROTHERS FINANCE S.A.            LEHMAN BROTHERS INC.

By:                                     By:
   -------------------------               -----------------------------
   Name:                                     Name:
   Title:                                    Title:

By:
   -------------------------
   Name:
   Title:

Accepted and Agreed:

MAVERICK ENTREPRENEURS FUND, LTD.

By:
   -------------------------
   Name:
   Title:

Execution time will be furnished upon counterparty's written request.

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                                                                       EXHIBIT A
                                                                       ---------


                            SELLER'S REPRESENTATION LETTER




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                                   Seller's Representation
                                   ---------------------------------------------
                                   Issuer's Name
                                     Sterling Software, Inc.
                                   ---------------------------------------------
To:  Lehman Brothers Inc.          Currently to be Sold | Class (e.g. common
Attention:  Executive Financial                         |         preferred)
Services Department                300,000   Shares     | Common
                                   ---------------------------------------------


Utilizing Rule 144, I propose to sell through you as brokers or to you a market maker (as that term is defined in Section 3(a)(38) of the Securities Act of 1933) the securities described above. I have no present intention to sell additional securities of this Issuer through any other means.

I have not made and do not propose to make any payment in connection with the execution of the transaction, except the usual customary broker commissions or dealer's charges to you; I have not solicited or arranged for the solicitation of orders to buy in anticipation of or in connection with the proposed sale; and (a) I am either an "affiliate of the Issuer" or (b) I am proposing to sell "restricted securities" to or through you (as those terms as defined in Paragraph (a) of Rule 144) which were acquired and fully paid for more than two years ago.

I am not acting in concert with any other person in selling the stock and I have not so agreed to act. I am not engaged in a plan with anyone else to dispose of the securities.

The shares which I propose to sell through you as broker or to you as market maker, together with all sales made by me and by any person whose sale must be aggregated with mine as provided in Paragraphs (a) and (e) of Rule 144 during the three months prior to the date of this sale, do not and will not exceed the greater of either 1% of the outstanding shares of the above Issuer, or the average weekly volume for the past four full calendar weeks prior to this date on my sale to or through you. (The applicable volume is that reported on all national securities exchanges and/or reported through the automated quotation system and/or reported through the consolidated transaction reporting system, whichever is applicable).

With respect to the three months prior to the date of this sale, I, together with any person whose sales must be aggregated with mine:

CHECK ONE:

     A.   /X/ I have not sold any securities of the above Issuer.
or
     B. / / I have sold (quantity) __________ shares of the (CLASS)___________ securities of the above Issuer in addition, CHECK ONE:

     C. / / I have completed Form 144 and have given it to you for concurrent filing with the SEC, and primary Exchange, if required, or

     D. /X/ I have filed Form 144 with the SEC, and primary Exchange, if required, under Rule 144 and herewith attach a true copy of the form which I have filed.

The undersigned does not know or have any reason to believe that the Issuer is not current in its reports to the SEC as required by Rule
144(c)(1)(i.e. that the Issuer has filed the reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 for a period of at least 90 days immediately preceding the date of the proposed sale of stock and, in addition, has filed the most recent annual report required to be filed thereunder.)

I am not aware of any facts or circumstances indicating that I am or may be deemed an "underwriter" with respect to these securities or that the sale of these securities are or will be part of a "distribution" of securities of the Issuer as those terms are defined in the Securities Act of 1933.

This is to further confirm to you that all of the information contained herein is true and correct.

This is to further confirm to you that all of the information contained in this letter and in and in Form 144, if required, is true and correct. I also am to notify you promptly of any changes in the facts set forth in this letter.

I hereby authorize you, if you deem it necessary, to contact my attorney
(NAME AND
TELEPHONE NUMBER)
                 -------------------------------------------------------------,

the Issuer, its transfer agent, and their agents and representatives concerning this transaction. I hereby permit you, the issuer, the transfer agent and their agents and representatives to rely on this letter.



Maverick Entrepreneurs Fund, Ltd.
Sam Wyly & Charles Wyly, Gen Ptr.
----------------------------------------
Print Name of Seller                         Very truly yours,

-----------------------------------------
Date                         |Date
                             |    1-15-98    /s/ Sam Wyly     Gen Ptr.
-----------------------------------------    -----------------------------------
                                                  Signature of Seller

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